

Pacific Green Technologies Inc.

PRAFUL PATEL

MARKETING AGENT AGREEMENT

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technologies

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Technologies | Marketing | Licensing

MARKETING AGENT AGREEMENT

PACIFIC GREEN TECHNOLOGIES, INC.

THIS MARKETING AGENT AGREEMENT (this "Agreement") is entered into by and between

PACIFIC GREEN TECHNOLOGIES, INC., a Delaware corporation (hereinafter "PGT"),

and

PRAFUL PATEL (hereinafter referred to as "AGENT"), and shall be effective as of the 1st day of September, 2016 (the "Effective Date").

WITNESSETH:

WHEREAS, PGT is engaged in the development of emissions control technologies and services;

WHEREAS PGT owns intellectual property including certain emissions control technologies and related services named Envi-Clean™, Envi-Pure™ and Envi-Marine™ (collectively the "**Products**");

WHEREAS, PGT wishes to appoint AGENT as its marketing representative for introducing the products to appropriate parties in India (in order to replicate PGT's joint venture partnership in China with POWERCHINA SPEM); and

WHEREAS, AGENT is willing to accept such appointment and to undertake to provide such services under the terms of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. **Scope.** The Agent is instructed to identify and present potential joint venture customers to PGT with capabilities to sell the Products in India. Additionally as opportunities arise the Agent will identify investors or end users out of Singapore, Pacific islands or elsewhere in the world with the exception of China.

2. **Appointment of AGENT.** Subject to the terms and conditions hereof, PGT hereby designates and appoints AGENT for the Term of this Agreement, as a representative for the solicitation of joint venture companies located within the Territory, being India. The rights granted to AGENT hereunder shall be non-assignable without the prior written consent of PGT.

3. **Duties of AGENT.** AGENT agrees, for the term of this Agreement,

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that it shall promote and market the Products to interested parties in India:

3.1. Contacting potential customers and arranging presentations of the Products by PGT

3.2. Assistance in negotiating and obtaining execution of joint venture agreements.

3.3 Serving as a point of contact for necessary communications between potential customers and PGT with respect to the Products.

4. Ancillary Services. The rights granted to AGENT hereunder shall not include the right to provide to any customer, any ancillary services in support of the Products, including, without limitation:

4.1. Assistance with installation of the Products.

4.2. Technical training of end-users' or distributors' personnel.

4.3. Implementation and consulting support services to end-users or distributors with respect to the functions and operation of the Products.

AGENT shall refrain from providing any of the above referenced ancillary services without the prior written consent of PGT.

5. Compensation

5.1 AGENT shall receive A$5,000 per month from the Effective Date for the duration of the Term plus travel and entertainment expenses however all such expenses need to be pre-agreed by PGT.

5.2 Agent will receive a payment of A$100,000 upon the signing of a joint venture agreement between PGT and an Indian customer able to distribute, manufacture and sell the Products in India. Additionally upon the signing of a joint venture agreement PGT will grant options in the company's stock to acquire 100,000 shares at a 20% discount to the price at the time of the signing of a joint venture agreement, exercisable within 24 months.

5.3 Agent will additionally receive 10% of net revenue received by PGT in the 12 month period following the signing of the joint venture agreement plus 5% of net revenue received by PGT in the 12 months following the initial 12 month period.

5.4 A commission will be payable to the Agent equal to three percent (3%) of the net revenue actually collected for the sale of the Products to any client outside of the Indian joint venture agreement.

5.5 5% of any funds received from equity investors in PGT's common stock following a direct introduction from Agent for the first US$2.5m raised and 3% thereafter up to a maximum of US$25m raised

5.6 The term "net revenue" means the actual revenue collected by PGT less all shipping, delivery installation commissions due sales taxes costs made in connection with the Products whether licence royalty or joint venture

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profit share. Payment of compensation to AGENT shall be made by PGT within thirty (30) days after receipt of payment from the purchaser. For the avoidance of doubt, "Net revenue" shall not include maintenance or any service fees paid to PGT by purchasers.

5.7 The Agent agrees that all fees payable by PGT to third party agents, introducers or brokers in respect of parties introduced by Agent will be deducted from any fees due and payable to Agent.

5.8 Amounts payable to AGENT shall be subject to a charge-back or credit in favor of PGT in the amount previously paid AGENT with respect to amounts that have to be refunded to purchasers.

5.9 Any concessions that result in cost of sales such as maintenance or services discounts shall be included in the net revenue calculation referred to in clause 5.6

6. Term and Termination

6.1 The term of this Agreement shall commence upon the Effective Date and shall continue for six months thereafter unless sooner terminated in accordance with the provisions hereof. It will automatically expire 6 months after the Effective Date unless extended by mutual agreement by the parties in writing (the "**Term**").

6.2 PGT may terminate this Agreement upon written notice to AGENT in the event of the breach of any material obligation hereunder by AGENT that is not rectified by AGENT after receipt from PGT of thirty (30) days' written notice calling attention to such breach and demanding cure thereof. In the event of such termination for cause, PGT's sole obligation to AGENT shall be to pay compensation accrued for net revenues collected and accepted by PGT prior to the date of termination.

6.3 AGENT may terminate this Agreement at AGENT's discretion upon 30 days prior written notice to PGT.

6.4 Upon termination of this Agreement for any reason, AGENT shall within thirty (30) days of such termination destroy or return to PGT all demonstration materials, and all copies of related marketing materials.

7. Indemnities

7.1 PGT hereby agrees to indemnify AGENT from and against any and all claims, demands, or actions arising out of any material breach by PGT of any of the terms and conditions of any license agreement with an end-user secured by AGENT hereunder or any breach of PGT's obligations hereunder.

7.2 AGENT hereby agrees to indemnify PGT from and against any and all claims, demands, or actions arising out of AGENT's activities or performance outside the express authorization provided AGENT under this Agreement or any breach of AGENT's obligations hereunder.

7.3 The indemnities contained in this Section 7 shall be conditioned upon the indemnifying party's receiving (1) prompt written

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notice of any claims, demands, or actions for which indemnity is sought; (2) cooperation in the defense by the party seeking indemnity; and (3) control of the defense and/or settlement of such claim, demand, or action as to which indemnity is sought.

8. Limitations of Liability. In no event shall either party hereto be entitled to special, indirect, or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or for indemnification as provided for herein. However, the foregoing limitation of remedies shall not apply to any action by PGT for infringement by AGENT; any action based on or with respect to unauthorized publication, disclosure, or use of confidential information or trade secrets of PGT; or PGT's rights in copyrights, trademarks, or trade secrets or other proprietary rights in the Products.

9. Trademarks. Except for purposes of identification of Products, no right, title, interest, or license in or to any trademark or service mark of PGT is granted to AGENT under this Agreement. AGENT may on its business cards, stationery and marketing materials state that AGENT is an authorized agent of PGT for the licensing or selling of the Products.

10. Status of AGENT's Personnel. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership, or joint venture, between PGT and AGENT. AGENT shall be responsible for the wages, hours, and conditions of employment of AGENT's personnel during the term of and under this Agreement. Nothing herein shall be construed as implying that employees of AGENT are employees of PGT

11. Notices. All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail to the appropriate party at the address set forth below, or at such other address as shall be given by either party to the other in writing:

PACIFIC GREEN TECHNOLOGIES, INC. 5205 Prospect Road San Jose California 95129 United States Attn: Neil Carmichael	**PRAFUL PATEL** Norton Rose Fulbright Grosvenor Place, 225 George St, Sydney NSW 2000 Australia

12. Choice of Law. This Agreement shall be deemed to be made in the State of Delaware and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of United States.

13. Waiver of Rights. The waiver by either party of any term or provision of this Agreement shall not be deemed to constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

14. No Assignment; Enforceability. This Agreement is personal to AGENT and is not assignable without the prior written consent of PGT. Any attempt to assign, transfer, or subcontract any of the rights, duties, or obligations of this Agreement without such consent is void.

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15. Dispute Resolution

15.1 In the event that any dispute arises between PGT and AGENT in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution. In the event that the CEOs cannot reach resolution of the issue (an "Unresolved Dispute"), then the matter shall be settled by binding arbitration in accordance with the provisions of Section 18.2 hereof.

15.2 Any Unresolved Dispute, after the completion of the steps set forth above, shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be conducted before the American Arbitration Association ("AAA") in Delaware, USA or as nominated by PGT, and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. PGT and AGENT shall each select one arbitrator and a third arbitrator will be selected unanimously by the arbitrators selected by PGT and AGENT. If the two arbitrators selected by PGT and AGENT are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator. The award of the arbitrators may be enforced by any court having jurisdiction over the parties.

16. Export Restrictions. PGT and AGENT each hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to knowingly export, or allow the export or re-export of any Product, or any derivatives thereof, in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to any country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

17. Confidentiality and Publication. All information regarding the business of PGT including, without limitation, financial information that PGT provides to AGENT in connection with this Agreement will be kept in strict confidence by AGENT and will not be used, dealt with, exploited or commercialized by AGENT or disclosed to any third party (other than AGENT's professional accounting and legal advisors) without the prior written consent of PGT. Upon expiration or termination of this Agreement for any reason, upon receipt of a written request from PGT, AGENT will immediately return to PGT (or as directed by PGT) any information received regarding PGT's business and intellectual property.

Prohibition Against Insider Trading. The Agent hereby acknowledges that the Agent is aware, and further agrees that the Agent will advise those of its directors, officers, employees and agents who may have access to Confidential Information, that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

18. General

18.1 In the event that any provision of this Agreement shall be

rendered invalid or otherwise unenforceable by any competent judicial or government authority, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement and the invalid provision shall be deemed amended to the fullest extent allowable by applicable law to effect the purposes of said provision.

18.2 PGT and AGENT shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such delay or failure is caused by any act of God, any accident, explosion, fire, storm, riot, embargo, war, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

18.3 The parties agree that this Agreement is the complete and exclusive statement thereof between the parties and that it supersedes and merges all prior proposals and understandings and all other agreements, whether oral or written, between the parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as set forth below.

PACIFIC GREEN TECHNOLOGIES, INC.

31st August 2016

Name: Alex Shead

PRAFUL PATEL

26th August 2016

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